UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT PURSUANT TO SECTION 13 OR 15(D) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of report (Date of earliest event reported): November 20, 2018

EASTSIDE DISTILLING, INC.

(Exact name of Registrant as specified in its charter)

Nevada	001-38182	20-3937596
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

1001 SE Water Avenue, Suite 390

Portland, OR 97214

(Address of principal executive offices)

(971) 888-4264

(Registrant’s Telephone Number, Including Area Code)

Check the appropriate box below if the Form 8-K is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[ ]	Written communications pursuant to Rule 425 under the Securities Act

[ ]	Soliciting material pursuant to Rule 14a-12 under the Exchange Act

[ ]	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act

[ ]	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (17 CFR §230.405) or Rule 12b-2 of the Securities Exchange Act of 1934 (17 CFR §240.12b-2).

Emerging growth company [  ]

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. [  ]

Item 1.01 Entry into a Material Definitive Agreement.

On November 20, 2018, Eastside Distilling, Inc. (Nasdaq: EAST, EASTW) (“Eastside”) entered into an underwriting agreement (the “Underwriting Agreement”) with Roth Capital Partners, LLC, as representative (the “Representative”) of the underwriters named therein (the “Underwriters”), relating to an underwritten public offering of 1,235,000 shares of common stock, $0.0001 par value, at a public offering price of $6.50 per share. Under the terms of the Underwriting Agreement, Eastside granted the Underwriters a 30-day over-allotment option to purchase up to an additional 185,250 shares of its common stock. The Company expects the net proceeds of the offering will be approximately $7.2 million) approximately $8.3 million if the underwriter’s over-allotment option is exercised in full) after deducting the underwriting discount and offering expenses payable by Eastside. Eastside also agreed to pay the Representative a corporate finance advisory fee in an amount equal to 1% of the gross proceeds of the offering. In connection with the offering, the Company has agreed to issue to the Representative a five-year warrant (the “Underwriter Warrant”) to purchase a number of shares of common stock equal to 5% of the shares of common stock sold in the offering at an exercise price of $7.80 per share. The Underwriter Warrant and the shares of common stock issuable upon the exercise thereof are subject to certain restrictions on transfer pursuant to FINRA rules. The form of Underwriter Warrant is attached hereto as Exhibit 4.1.

The Underwriting Agreement includes customary representations, warranties and covenants by Eastside and customary conditions to closing, obligations of the parties and termination provisions. Additionally, under the terms of the Underwriting Agreement, Eastside has agreed to indemnify the Underwriters against certain liabilities, including liabilities under the Securities Act of 1933, as amended, or to contribute to payments the Underwriters may be required to make in respect of these liabilities.

The shares of common stock, the Underwriter Warrant and the shares of common stock issuable upon the exercise of the Underwriter Warrant are being sold pursuant to a shelf registration statement filed with the Securities and Exchange Commission, which became effective on August 29, 2018 (File No. 333-226912). A preliminary prospectus supplement relating to the offering was filed with the Securities and Exchange Commission on November 19, 2018. The closing of the offering is expected to take place on or about November 23, 2018, subject to the satisfaction of customary closing conditions.

A copy of the Underwriting Agreement is attached hereto as Exhibit 1.1 and is incorporated herein by reference. The foregoing description of the material terms of the Underwriting Agreement do not purport to be complete and is qualified in its entirety by reference to such exhibit.

A copy of the legal opinion and consent of Dickinson Wright, PLLC relating to the shares of common stock sold in the offering, the Underwriter Warrant and the shares of common stock issuable upon the exercise of the Underwriter Warrant is attached hereto as Exhibit 5.1.

Item 8.01 Other Events

Eastside issued a press release on November 19, 2018 announcing the offering and a press release on November 20, 2018 announcing the pricing of the offering. The press releases are attached hereto as Exhibits 99.1 and 99.2, respectively, and are incorporated herein by reference.

Item 9.01 Financial Statements and Exhibits.

(d) Exhibits

Exhibit	Description
1.1	Underwriting Agreement dated as of November 20, 2018, between Eastside and Roth Capital Partners, LLC, as representative of the several underwriters named therein
4.1	Form of Underwriter Warrant
5.1	Opinion of Dickinson Wright, PLLC
23.1	Consent of Dickinson Wright, PLLC (included in Exhibit 5.1)
99.1	Press Release dated November 19, 2018 regarding the launch of public offering
99.2	Press Release dated November 20, 2018 regarding the pricing of public offering

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned, hereunto duly authorized.

Dated: November 21, 2018

EASTSIDE DISTILLING, INC.

/s/ Grover T. Wickersham
Grover T. Wickersham
Chief Executive Officer and Chairman of the Board